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                                                                   EXHIBIT 1(aa)

                             JANUS INVESTMENT FUND

       FORM OF CERTIFICATE OF RE-DESIGNATION OF JANUS EQUITY INCOME FUND

    The undersigned, being the Secretary of Janus investment Fund, a Massachusetts business trust with transferable shares (the"Trust"), being duly authorized by a vote of a Majority of the Trustees of the Trust acting pursuant to Sections 6.1(b) and 9.3 of the Trust's Agreement and Declaration of Trust dated February 11, 1986, as now in effect (the "Declaration"), does hereby certify that, by affirmative vote of all Trustees of the Trust taken at a meeting duly called and held on June 12, 2001, Janus Equity Income Fund (the "Fund") was redesignated as Janus Core Equity Fund.

    All of the current rights and preferences of the Fund remain in full force and effect, as set forth in the Certificate of Designation of the Fund filed March 18, 1996. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration filed with the Secretary of the Commonwealth of Massachusetts.

    The undersigned further certifies that she has been duly authorized by the Trustees of the Trust to take all necessary action to file a copy of this Certificate with the Secretary of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration.

    IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.



Dated: July   , 2001                              ------------------------------
            --                                    Kelley Abbott Howes, Secretary


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                                ACKNOWLEDGEMENT

STATE OF COLORADO           )
                            ) ss.
CITY AND COUNTY OF DENVER   )



    BEFORE ME, the undersigned authority, on this day personally appeared Kelley Abbott Howes, Secretary of Janus Investment Fund, a Massachusetts business trust, who, after being first duly sworn, stated that she executed the foregoing document for the consideration therein expressed and in the capacity therein stated.

    SUBSCRIBED AND SWORN TO this ___ day of July, 2001

My Commission Expires:



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                                          Notary Public